EXHIBIT 23.11

To the Shareholder of FrontierVision
Capital Corporation:


We consent to the use of our report dated March 16, 1998, relating to the balance sheets of FrontierVision Capital Corporation as of December 31, 1997 and 1996, and the related statements of operations, owners' equity and cash flows for the year ended December 31, 1997 and for the period from inception (July 26, 1996) through December 31, 1996, included herein and to the reference to our firm under the heading "Experts" in the post-effective amendment No. 2 to the Form S-1.



/s/ KPMG Peat Marwick LLP
KPMG Peat Marwick LLP

Denver, Colorado
April 2, 1998